Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (Investors/Media)	Burns McClellan, Inc. (Representing OSI)
Senior Director	Justin Jackson / Kathy Nugent (Media)
KimWittig (Media)	212-213-0006
Director
631-962-2000
OSI PHARMACEUTICALS BEGINS CLINICAL
DEVELOPMENT PROGRAM FOR OSI-027 IN PATIENTS WITH
ADVANCED SOLID TUMORS OR LYMPHOMA
— First orally available small molecule that inhibits both TORC1 and TORC2 signals to enter clinical development —
MELVILLE, NEW YORK – July 15, 2008 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has initiated a Phase I clinical trial of OSI-027, an oral, potent and selective inhibitor of both the TORC1 and TORC2 complexes that inhibits the kinase activity associated with mTOR (mammalian target of rapamycin). The study is designed to determine the maximum tolerated dose (MTD) and to establish the recommended dose and dosing schedule for Phase II trials, and will evaluate the safety and pharmacokinetic profiles of OSI-027. Preclinical studies demonstrated that orally administered OSI-027 has the potential for anti-tumor efficacy in a broad range of human cancers that depend on the mTOR pathway for tumor growth and survival, such as ovarian, colorectal, breast, lung, prostate and brain cancers, in addition to lymphoma.
“OSI-027 has the potential to be the next generation modulator of mTOR signaling by providing both TORC1 and TORC 2 inhibition, versus rapalogs that inhibit only TORC1 activity,” said Karsten Witt, M.D., Vice President, Clinical Development Oncology and Drug Safety, OSI Pharmaceuticals. “OSI-027 was fully discovered at OSI and we are encouraged by the pre-clinical data that also suggest that OSI-027 may show enhanced activity in combination with other molecular therapies, including Tarceva® (erlotinib).”
The Phase I trial is a multi-center, open-label, dose escalation study to evaluate the safety, tolerability and pharmacokinetics of single-agent OSI-027 in patients with advanced solid tumors or lymphoma. The study will also evaluate pharmacodynamic correlation between OSI-027 exposure and upstream or downstream circulating markers of the mTOR pathway as well as preliminary antitumor activity assessed by PET imaging and paired tumor biopsies. The study will enroll a maximum of 75 patients.
Research Background
Today, mTOR is a well-established, clinically validated target for cancer therapy. mTOR is a serine/threonine kinase that forms part of two distinct multiprotein complexes, TORC1 and TORC2, both of which regulate distinct branches of the mTOR signalling network. Together, the mTOR complexes regulate cell growth, proliferation and survival.

OSI is focused on understanding the mechanisms of Epithelial-Mesenchymal Transition (EMT) as a means of developing improved cancer therapeutics. Processes that regulate the PI3K/AKT/mTOR pathway appear to play a role in determining the EMT status of solid tumors. Research at OSI has shown that OSI-027 elicits potent blockade of AKT in a variety of therapeutic settings and is a potent inhibitor of both epithelial and mesenchymal-like tumor cells derived from NSCLC, CRC, pancreatic and ovarian tumors, and therefore appears to be synergistic with other molecular targeted therapies (MTTs), including Tarceva.
To date, targeting mTOR has resulted in clinical efficacy with the rapamycin analog, a treatment which inhibits TORC1 activity. A new approach to specifically target the activities of all complexes of mTOR with a dual mTOR kinase inhibitor could maximize the pharmacological impact of mTOR blockade in comparison with that observed with rapamycin or rapalogs.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
###